EXHIBIT 99

Nilam Resources Announces Gold Deal With Caribbean Copper and Gold Corp, 2mm Ounce Resource Inferred on Columbian Property

Tuesday June 10, 9:25 am ET

TORONTO, ONTARIO--(MARKET WIRE)--Jun 10, 2008 -- Nilam Resources Inc. (OTC BB:NILR.OB - News)(Frankfurt:3NL.F - News) is pleased to announce that it has entered into a Letter Of Intent with Caribbean Copper & Gold Corporation ("CCGC") for acquiring all of the outstanding shares of CCGC's Colombian subsidiary, Cobre y Oro de Colombia S.A. ("Cobre").

Of particular interest for Nilam, is the Quinchia property located 100 km SSE of the city of Medelin, Colombia. The Quinchia property is currently under an agreement (the "AGA-Cobre Agreement") signed in November 2007 between Anglo Gold Ashanti (AGA) and Cobre. The property is located within a new emerging gold belt and the whole region is under control of the Colombian army and represents a very safe place for mining investment. Many exploration companies such AngloGold Ashanti and B2Gold are active in the area.

The property was originally acquired by AngloGold Ashanti (AGA) who carried out a modern and integrated exploration program consisting of stream geochemical sampling, rock sampling, mapping and geophysics which led to the completion of a-18 ddh program totaling 4701.7 meters. The program outlined three typical Au-Cu porphyry mineralized zones characterized by Py-Cpy-Bn-Mo veins and potassic alteration in quartz diorite intrusions. AGA reported that the Dos Quebradas Zone hosts an Inferred Resources of over 2 M ounces Au.

At 300 ppb cut off: 96.2 Mt at 0.69 g/t Au for a total of 2.1 m oz Au

At 500 ppb cut off: 64.7 Mt at 0.84 g/t Au for a total of 1.75 m oz Au

At 750 ppb cut off: 25.3 Mt at 1.16 g/t Au for a total of 0.94 m oz Au

AGA performed its calculation using the DATAMINE software. This resource estimate meets Schedule 7 requirements according to SEC rules, but is not yet NI 43-101 compliant.

Alain Vachon president of Nilam Resources commented the transaction. "I am very excited by the potential of this property. AGA has carried out a systematic exploration program using the most recent techniques with very strict control of the data acquisition. We are embarking in this project with a lot of confidence and really looking for blue sky potential as two other porphyry targets remain open for drilling and, a wide gold (several samples with gold values greater than 1 g/t Au) stream geochemical anomaly located north of the Dos Quebradas porphyry has yet to be explored systematically. We have now all the right ingredients in place to see Nilam reaching the status of a major gold producer."

AGA drilling focused on three porphyry gold targets named Dos Quebradas, Mandeval, and La Cumbre. Average gold grades from the surface samples and drill holes from La Cumbre target is 0.745 ppm. Three drill holes were drilled at the Mandeval target with gold grades varying between 0.2 and 0.4 ppm.

The La Cumbre prospect has very favorable topography for open pit mining and heap leach operation. High gold values in early diorite present good spatial correlation with hydrothermal biotite and fine-grained chalcopyrite. Gold has been progressively leached by the overprinting of intermediate argillic alteration. The expected average gold grade for large volumes of the mineralized system is around 0.7 ppm. The identified target covers an area of approximately 400m x 400m that is open to the south. No resources have been calculated from this area but taking in account the size of the anomaly, AGA advanced that this zone would have +2 Mo oz Au potential.

Nilam's objective is to bring, at a fast pace, the inferred resources of the Dos Quebradas in a higher category and begin to operate the mine. At the same time, a systematic exploration program will test the extensions of the La Cumbre and Mandeval porphyry zones and also the stream geochemical anomaly located to the north of the Dos Quebradas zone. All work will be done according to agreements with indigenous population, and the municipality of Quinchia.

Under the terms of the Letter of Intent Nilam must pay Cobre a total of $3,000,000 US to purchase the 100% of the issued and outstanding shares. Additionally, Nilam must grant a 2.5% net royalty on all minerals extracted from the property. Cobre will secure 51% of the Quinchia property upon making remaining payments to the property owners as described in the AGA-Cobre Agreement, which total $2,920,000, in three installments paid over the next year. For Cobre to secure the remaining 49% of the Quinchia property, Cobre must also conduct a feasibility study before July of 2011, pay the third party owners a final payment of $4,500,000, and pay $2,500,000 in cash to AGA or issue to them an equivalent value in common shares.

About Nilam Resources

Nilam Resources Inc. (OTC BB:NILR.OB - News) focus is to be a precious and base metal producer in South America. Nilam is currently producing small scale mining from three mines in Peru. As a publicly traded company on the OTC-BB exchanges (OTC BB:NILR.OB - News), Nilam Resources is engaged in serving the growing demands for mineral resources and long term geological operations.

Safe Harbour Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. This news release is not intended for Canadian Investors.

Contact:
     Contacts:
     Nilam Resources Inc.
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     Email: info@nilamresources.com
     Website: http://www.nilamresources.com or http://www.nilamresources.de